Exhibit 99.1

FOR IMMEDIATE RELEASE ON MONDAY, APRIL 7, 2008

KODIAK OIL & GAS CORP. ANNOUNCES MANAGEMENT CHANGES

DENVER — April 7, 2008 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (Amex: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and the Williston Basin of North Dakota and Montana, today announced the resignation of its Chief Financial Officer, James. P. Henderson, effective May 10, 2008.  Mr. Henderson is resigning to pursue other opportunities with a privately held oil and gas company and will remain as Kodiak’s Chief Financial Officer to ensure the completion of the Company’s filing on Form 10-Q for the first quarter 2008 reporting period.  The Company expects to report its first quarter 2008 financial and operating results on or before May 9, 2008.

Management Comment

“Jimmy was a respected member of our team who will be missed,” said Kodiak’s President and CEO, Lynn Peterson.  “During his time, he implemented, improved and facilitated best-in-practice internal reporting controls and filing procedures that are now an integral part of Kodiak’s accounting and reporting function, and he has expressed his full confidence in our financial reporting and our internal accounting processes and controls.  On behalf of the Board of Directors, we wish Jimmy every success and sincerely thank him for his service to the Company and its shareholders.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the American Stock Exchange “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11